Exhibit 5.1





                              September 26, 2000

Teledyne Technologies Incorporated
2049 Century Park East
Los Angeles, California  90067-3101

Ladies and Gentlemen:

      We are counsel to Teledyne Technologies Incorporated (the "Company") and we have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 1,710,230 shares of the Company's common stock, par value $.01 per share (the "Shares"), which are to be issued from time to time to certain employees of the Company and its affiliates and certain non-employees who render significant services to the Company and its affiliates in connection with the Teledyne Technologies Incorporated 1999 Incentive Plan (the "Plan").

      We have examined the originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the Plan and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

      Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                          Yours truly,

                                          /s/ Kirkpatrick & Lockhart LLP